EXHIBIT 99.1

NEWS RELEASE For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FOURTH QUARTER RESULTS

GREENVILLE, S.C. (April 24, 2008) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its fourth fiscal quarter and fiscal year ended March 31, 2008.

Fourth Quarter Results

Net income for the fourth quarter rose 15.9% to $24.4 million compared with $21.0 million for the same quarter of the prior year. Net income per diluted share increased 23.1% from $1.17 for the prior year quarter to $1.44 in the current quarter. Growth in per share income for the quarter ended March 31, 2008, benefited from the Company’s ongoing share repurchase program, whereby, approximately 685,000 shares were repurchased during the quarter. Total revenues increased to $101.4 million, a 16.3% increase over the $87.2 million for the quarter ended March 31, 2007. Net fees from our tax preparation services increased by 18.1% to $9.1 million during the current quarter from $7.7 million during the fourth quarter of fiscal 2007.

“Our record quarterly results benefited from the large seasonal loan growth that we recorded in the third quarter and the increased demand for our tax preparation services in the fourth quarter,” stated Sandy McLean, Chairman and CEO of World Acceptance Corporation. “During the quarter, loan volume increased by 16.1% to $371.2 million from the prior year quarter, contributing to a 16.3% increase in total revenue.” Gross loans outstanding were $599.5 million at March 31, 2008, an 18.5% increase over the $505.8 million at March 31, 2007.

Total general and administrative expenses as a percent of total revenues were 47.0%, a decrease from the 48.2% during the fourth quarter of the prior fiscal year. Net charge-offs as a percent of average net loans on an annualized basis increased to 13.0% during the quarter from 11.8% during the prior year quarter. Mr. McLean also stated, “This quarter over quarter increase of 120 basis points on an annualized basis was consistent with the Company’s experience during the first three quarters of the fiscal year and brings the current charge-off ratios more in-line with historical levels. The Company’s management continues to monitor the Company’s loan portfolio in light of the softening economy and believes that the allowance is adequate based on current expectations.”

Year-End Results

For the year ended March 31, 2008, net income rose 10.6% to $53.0 million compared with $47.9 million in the prior fiscal year. Net income per diluted share rose 17.3% to $3.05, compared with $2.60, for the prior year fiscal period. Growth in per share income for the year ended March 31, 2008, also benefited from the Company’s ongoing share repurchase program. Approximately 1.4 million shares were repurchased during the fiscal year for a total aggregate price of $41.9 million. Our net income for the year was reduced by a $1.5 million addition to our third quarter tax provision as a result of a recent examination by a state that challenges the deductibility of certain inter-company interest payments. Although we intend to defend our position vigorously, it is too early at this time to predict the final resolution on this tax issue and any potential recovery of this extra tax provision. During fiscal 2008, the Company also recorded a $1.8 million loss associated with its interest rate swap, compared to a corresponding loss of $400,000 during fiscal 2007.

MORE

WRLD Reports Record Fourth Quarter Results
April 24, 2008

Total revenues for fiscal 2008 were $346.0 million, an 18.4% increase over the $292.3 million during the previous year. Net charge-offs as a percent of average net loans were 14.5% compared with 13.3% during the prior year.

Key return ratios for the fiscal year included an 11.4% return on average assets and a 23.6% return on average equity.

During the fiscal year, the Company opened 95 offices, acquired 13 offices and merged or closed 2 offices, leaving a total of 838 offices at March 31, 2008. Mr. McLean stated, “We are excited about our growth in the current year and our plan is to open 70 offices in the United States and 25 offices in Mexico during the next fiscal year.”

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 838 offices in eleven states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. Interested parties may participate in this call by dialing 1-877-852-6583. A simulcast of the conference call is also available on the Internet at www.streetevents.com. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets, changes in the Company’s ability to open new offices as planned, and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.
MORE

WRLD Reports Record Fourth Quarter Results
April 24, 2008

World Acceptance Corporation

Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007

Interest & fees	$82,154	$70,212	$292,457	$247,007
Insurance & other	19,263	16,958	53,590	45,311
Total revenues	101,417	87,170	346,047	292,318
Expenses:
Provision for loan losses	11,685	8,580	67,542	51,925
General and administrative expenses
Personnel	33,456	29,781	119,483	102,825
Occupancy & equipment	5,699	4,628	21,555	17,398
Data processing	578	539	2,112	2,160
Advertising	1,896	1,860	12,648	10,278
Intangible amortization	630	666	2,505	2,885
Other	5,369	4,557	20,916	18,081
	47,628	42,031	179,219	153,627
Interest expense	2,963	2,602	11,569	9,596
Total expenses	62,276	53,213	258,330	215,148
Income before taxes	39,141	33,957	87,717	77,170
Income taxes	14,749	12,919	34,721	29,274
Net income	$24,392	$21,038	$52,996	$47,896
Diluted earnings per share	$1.44	$1.17	$3.05	$2.60
Diluted weighted average shares outstanding	16,956	17,917	17,375	18,394

Consolidated Balance Sheets

(unaudited and in thousands)

	March 31,	March 31,
	2008	2007
ASSETS
Cash	$7,590	$5,779
Gross loans receivable	599,509	505,788
Less: Unearned interest & fees	(154,418)	(127,750)
Allowance for loan losses	(33,526)	(27,840)
Loans receivable, net	411,565	350,198
Property and equipment, net	18,654	14,310
Deferred tax benefit	22,133	14,507
Goodwill	5,353	5,040
Intangibles	9,997	11,060
Other assets	10,818	10,222
	$486,110	$411,116

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	214,900	171,200
Income tax payable	18,039	8,016
Accounts payable and accrued expenses	18,866	16,408
Total liabilities	251,805	195,624
Shareholders' equity	234,305	215,492
	486,110	411,116

MORE

WRLD Reports Record Fourth Quarter Results
April 24, 2008

Selected Consolidated Statistics

(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2008	2007	2008	2007

Expenses as a percent of total revenues:
Provision for loan losses	11.5%	9.8%	19.5%	17.8%
General and administrative expenses	47.0%	48.2%	51.8%	52.6%
Interest expense	2.9%	3.0%	3.3%	3.3%

Average gross loans receivable	$621,560	$524,576	$576,050	$480,120

Average net loans receivable	$460,594	$391,747	$426,524	$358,047

Loan volume	$371,200	$319,747	$1,733,614	$1,455,122

Net charge-offs as percent of average loans	13.0%	11.8%	14.5%	13.3%

Return on average assets	19.4%	19.6%	11.4%	12.5%

Return on average equity	42.2%	41.1%	23.6%	22.2%

Offices opened (closed) during the period, net	7	1	106	112

Offices open at end of period	838	732	838	732

END